Exhibit 4.39

Letter of Consent

I, Hu Wenjun (ID Card No.: 320204197107222328), am the duly married spouse of Ge Weiguo (ID Card No.: 320203196607100019). I hereby acknowledge, understand and agree that:

1. In accordance with the Equity Pledge Agreement he signed on November 29, 2011, Ge Weiguo pledges to Acorn Information Technology (Shanghai) Co., Ltd. 25% of the equity interest he holds in Shanghai Acorn Network Technology Development Co., Ltd. (“Shanghai Acorn Network Technology”) and in Acorn Beijing Economic and Trade Co., Ltd. (“Beijing Acorn Economic and Trade”), respectively.

2. In accordance with the provisions of the Exclusive Purchase Agreement entered into on November 29, 2011, Ge Weiguo irrevocably grants Acorn Information Technology (Shanghai) Co., Ltd. the right to at any time purchase or designate any third party including China DRTV, Inc. to purchase all or part of the equity interest he holds in Shanghai Acorn Network Technology and Beijing Acorn Economic and Trade and I have no objections against the above grant and its exercise.

3. In accordance with the Power of Attorney he signed on November 29, 2011, Ge Weiguo irrevocably grants Zhu Yongqiang his shareholder’s voting right at the shareholders’ meetings of Shanghai Acorn Network Technology and Beijing Acorn Economic and Trade, including but not limited with respect to the sale or transfer of all or any part of the equity interest he holds in Shanghai Acorn Network Technology and Beijing Acorn Economic and Trade, and his right to vote on such matters as the designation or appointment of a director of the company at the shareholders’ meetings of Shanghai Acorn Network Technology and Beijing Acorn Economic and Trade.

4. I have no objections against the equity pledge, the exclusive right to purchase, and the setup, grant and exercise of the Power of Attorney as described above and acknowledge that I will not now or in the future assert any claims or take any actions that would oppose, prevent or hinder the exercise of any of the above rights.

Hu Wenjun (Signature)

November 29, 2011